Prospectus Supplement No. 3                     Filed Pursuant to Rule 424(b)(3)
to Prospectus Dated December 6, 1999            File No. 333-86675

                                  $200,000,000

                           SAFEGUARD SCIENTIFICS, INC.

              5.0% CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2006

         This prospectus supplement relates to the resale by the holders (the "Selling Holders") of 5.0% Convertible Subordinated Notes due June 15, 2006 (the "Notes") of Safeguard Scientifics, Inc. (the "Company") and the shares of common stock, $.10 par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes.

         This prospectus supplement should be read in conjunction with the prospectus dated December 6, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

         The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

                                             Principal Amount of
                                              Notes-Beneficially            Common Stock
                                               Owned and Offered         Owned-Prior To The         Common Stock Offered
Name                                               Hereby(1)                Offering(1)(2)                Hereby(2)
--------------------------------------       -------------------         ------------------         --------------------
General Motors Employees Global
Group Pension Trust                              $1,000,000.00                   46,370                     41,470

Goldman Sachs & Company                            $179,000.00                    7,423                      7,423

J.M. Hull Associates, L.P.                         $500,000.00                   20,735                     20,735

Museum of Fine Arts, Boston                         $30,000.00                    1,244                      1,244

New York Life Insurance Company                  $4,000,000.00                  165,882                    165,882

Parker-Hannifin Corporation                         $37,000.00                    1,534                      1,534

ProMutual                                          $112,000.00                    4,644                      4,644

Putnam Balanced Retirement Fund                     $84,000.00                    3,483                      3,483

Putnam Convertible Income-Growth Trust           $2,975,000.00                  123,374                    123,374

Putnam Convertible Opportunities
and Income Trust                                    $86,000.00                    3,566                      3,566

University of Rochester                             $29,000.00                    1,202                      1,202

Any other holder of Notes or future
transferee from any such holder (3)(4)           $5,279,000.00                  218,923                    218,923

-------------

(1)      Includes common stock into which the notes are convertible.

(2) Assumes a conversion price of $24.1135 per share (adjusted to reflect the 3-for-1 split of the Common Stock effected on March 13, 2000) and a cash payment in lieu of any fractional interest.

(3) Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, if required.

(4) Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $24.1135 per share.

         Effective March 13, 2000, we declared a three-for-one stock split on our Common Stock effected in the form of a stock dividend to the holders of our Common Stock on March 13, 2000. Pursuant to the terms of the indenture and as a result of the stock split, the conversion price of the Notes has been adjusted downward and, effective as of March 14, 2000, the conversion price is $24.1135.

         Accordingly, the following references in the prospectus to the conversion price of $75.0441 per share are superseded and replaced by the conversion price of $24.1135 per share and the prospectus is hereby superseded in part as follows:

Reference to "$75.0441" on the front cover, line 18 is replaced with "24.1135";

Reference to "November 30, 1999" on the front cover, line 19 is replaced with "March 14, 2000";

Reference to "75.0441" on page 16, line 19 is replaced with "24.1135"; and

Reference to "November 30, 1999" on page 16, line 19 is replaced with "March 14, 2000".

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

                     ---------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS  SEPTEMBER 8, 2000